Exhibit 5.1

May 11, 2010

Saul Centers, Inc.

7501 Wisconsin Avenue

Bethesda, MD 20814

Ladies and Gentlemen:

We are acting as counsel for Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 5,167,404 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (such class of securities, the “Common Stock”), to be offered and sold by certain stockholders of the Company or their pledgees (the “Selling Stockholders”) and 5,416,415 shares of Common Stock to be offered and sold by the Selling Stockholders upon conversion of units of limited partnership interest issued by Saul Holdings Limited Partnership into shares of Common Stock (the “Conversion Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable, and that the Conversion Shares have been duly authorized and, upon conversion of the units of limited partnership interest issued by Saul Holdings Limited Partnership into shares of Common Stock in accordance with the limited partnership agreement of Saul Holdings Limited Partnership, will be validly issued, fully-paid and non-assessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Conversion Shares, the Registration Statement will have been declared effective by the Securities and Exchange Commission (the “Commission”) under the Act and a Prospectus Supplement to the Prospectus forming a part of the Registration Statement relating to the offer and sale of such Conversion Shares will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) the Company has a sufficient number of authorized but unissued shares of Common Stock under the Articles of Incorporation of the Company at the time of such issuance, and (c) the Company’s Board of Directors shall not have rescinded or otherwise modified the authorization of the Conversion Shares.

This opinion is limited to matters governed by the General Corporation Law of the State of Maryland.

Saul Centers, Inc.

May 11, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP